Exhibit 99.1

Press Release	NASDAQ: ABCW
FOR IMMEDIATE RELEASE
Date: November 5, 2010
ANCHOR BANCORP WISCONSIN INC. ANNOUNCES
SECOND QUARTER RESULTS
Bank Generates First Operating Income in Two Years, Attains “Adequately
Capitalized” Capital Ratio as Performance Continues to Improve
Madison, Wis. — Anchor BanCorp Wisconsin Inc. (ABCW, or the Corporation) today announced a net loss of $1.2 million, or $0.05 per common share, for the three months ended September 30, 2010. This compares to a net loss of $15.5 million for the previous quarter ended June 30, 2010. The results include $2.4 million in dividends accrued and discount accreted on the Corporation’s Senior Preferred Stock owned by the U.S. Treasury under the Capital Purchase Program. Consolidated results primarily reflect the accounts and results of operations of AnchorBank fsb (the Bank), the Corporation’s primary operating subsidiary.
Key Second Quarter Results
•	Total Risk-Based Capital Ratio for the Bank improved to 8.14 percent, up from 7.63 percent at the end of the previous quarter. Under OTS (Office of Thrift Supervision) requirements, a bank is considered to be “adequately capitalized” if it has a risk-based capital level of 8.0 percent or greater.

•	Net of charges related to the Corporation’s participation in the Capital Purchase Program, AnchorBanCorp Wisconsin, Inc. generated net income of $1.2 million.

•	Credit quality improved with declines in provisions for credit losses, early stage delinquencies and non-performing assets.

•	Total interest expense declined 41.2 percent to $21.4 million compared to $36.4 million for the quarter ended September 30, 2009.

•	Non-interest expense for the three months ended September 30, 2010, declined 22.7 percent to $34.1 million compared to the three months ended September 30, 2009.

•	Total assets declined to $3.8 billion as of September 30, 2010, compared to $4.6 billion on September 30, 2009 primarily as a result of the sale of 15 branches of the Bank and a portion of the Bank’s student loan portfolio during the first two quarters of the fiscal year.
Company Generates $1.2 Million in Net Income On An Operating Basis
Prior to the $2.4 million dividends accrual and discount accretion related to the Corporation’s participation in the U.S. Treasury’s Capital Purchase Program, on a consolidated basis the Corporation generated net income of $1.2 million, versus a $75.1 million loss on the same basis for the same period last year.

“AnchorBanCorp’s ability to generate a positive net income on an operating basis this quarter, for the first time in the last eight quarters, provides clear evidence that we are headed in the right direction,” said Chris Bauer, President and Chief Executive Officer of Anchor BanCorp Wisconsin, Inc. “Our efforts across the organization to reduce costs and address credit quality issues are reflected in our improving results.”
Capital Ratios Improve
Total Risk-Based Capital Ratio for the Bank improved to 8.14 percent, up from 7.63 percent versus the end of the previous quarter. Under OTS requirements a bank is considered “adequately capitalized” if it has a risk-based capital level of 8.0 percent or greater.
This capital level was achieved through a number of initiatives, including:
•	Sale of Branches - In July 2010, the Bank completed the sale of its four Green Bay branches to Nicolet National Bank. In connection with those sales, Nicolet acquired approximately $105 million in deposits. These sales, along with an earlier sale of eleven branches in Northwestern Wisconsin to Royal Credit Union, completed on June 25, 2010, are a key part of the Bank’s plan to improve its capital ratios by reducing the size of its balance sheet and thereby reducing its capital needs.

•	Loan Sales - During the quarter, the Bank sold a portion of its student loan portfolio in order to improve its net interest margin. Earnings were also generated through the sale of mortgage loans in the secondary market, where current interest rates favorably impacted the gain on sale.

•	Expense Reduction - Second quarter expense levels reflect a full quarter of savings resulting from comprehensive business reviews conducted earlier in the year, which resulted in reduced staffing, overhead and other operating expenses.

•	Investment Securities - In July, the Bank repositioned its investment securities portfolio and realized approximately $6.8 million of non-recurring gains.

•	Increased Margin from Repricing of Deposits - The Bank repriced certain deposit products to better align with current market conditions, which resulted in improved interest margins.
The financial impacts of these initiatives are reflected in improved operating results for the three and six month periods ended September 30, 2010.
“The significance of AnchorBank’s return to an adequately capitalized status cannot be overstated. Reaching a total risk-based capital ratio of over 8.0% for the Bank was not only indicative of our overall progress, but was also a key factor in our receiving approval of our Capital Restoration Plan from the Office of Thrift Supervision this past September,” added Bauer.
Credit Quality Improves
Provisions for credit losses during the quarter declined to $10.7 million, from $60.9 million for the three months ended September 30, 2009. “As a result of aggressively dealing with problem loan situations early, we continue to see reductions in what we need to provide for additional credit losses. These steps have had a substantial, positive, impact on our financial results and capital levels,” stated Bauer.
Additionally, the Corporation has seen a stabilization in early-stage delinquencies during the second quarter of fiscal 2011. At September 30, 2010, non-performing loans had decreased $43.9 million to $325.2 compared to March 31, 2010.
Total non-performing assets (consisting of loans past due more than ninety days, loans past due less than ninety days but placed on non-accrual status due to anticipated probable loss, non-accrual troubled debt restructurings and foreclosed properties and repossessed assets) decreased $39.0 million, or 9.2%, to $385.5 million at September 30, 2010 from $424.5 million at March 31, 2010. Total non-performing loans (consisting of loans past due more than 90 days, loans less than 90 days delinquent but placed on non-accrual status due to anticipated probable loss and non-accrual troubled debt restructurings) decreased $43.9 million, or 11.9%, to $325.2 million at September 30, 2010 from $369.1 million at March 31, 2010.
Expenses Continue on Favorable Trend
Total interest expense declined to $21.4 million, a 41.2 percent decrease from the previous year, driven by a nearly $10.0 million decline in interest on deposits compared to the same quarter in 2009. In turn, the Bank’s cost of funds declined 76 basis points to 2.24 percent, down from 3.00 percent for the quarter ended September 30, 2009. At the same time, yield on earning assets increased to 4.80 percent for the quarter, up from 4.62 percent for the quarter ended September 30, 2009.
“Our aggressive management of our cost of funds, supported by the continued low interest rate environment, has allowed us to realize significant improvements in both our interest rate spread and net interest margins, which improved to 2.56 percent and 2.45 percent, respectively,” commented Chris Bauer. For the same quarter last year, interest rate spread stood at 1.62 percent and net interest margin stood at 1.58 percent.
Non-interest expense also showed substantial improvement to $34.1 million for the quarter, down 22.7 percent, or nearly $10 million, compared to the prior year. The improvement in non-interest expenses was largely driven by a $4.5 million decline in compensation expenses for the quarter and a $1.2 million decline in other professional fees as compared to the same quarter last year. “The results of our comprehensive strategic business review last Spring and the branch sales we executed this Summer are clearly showing in reductions in our core operating expenses and we are still in the process of fully implementing other aspects of our strategic business review,” said Bauer.
Total Assets and Deposits Decline
Total assets declined to $3.8 billion as of September 30, 2010, as compared to $4.6 billion for the quarter ended September 30, 2009; deposits declined to $3.0 billion from

$3.7 billion. “Our capital ratios and operating expenses have benefited from the continued execution of our strategy to reduce the size of our balance sheet,” commented Bauer.
About AnchorBanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly owned subsidiary, has 57 offices. All are located in Wisconsin.
For More Information
For more information, contact Emily Campbell, VP — Marketing & Communications, at (608) 252-1436.
Forward-Looking Statements
This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions made by or to be made by us, projections involving anticipated revenues, earnings, liquidity, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws. Please refer to our Annual Report for the fiscal year ending March 31, 2010 on Form 10-K, as filed with the Securities and Exchange Commission, for a more comprehensive discussion of forward-looking statements and the risks and uncertainties associated with our business.

ANCHOR BANCORP WISCONSIN INC.
FINANCIAL HIGHLIGHTS
(Dollars in thousands — except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Operations Data:
Net interest income	$22,318	$18,939	$41,126	$43,854
Provision for credit losses	10,674	60,900	19,608	131,300
Net gain on sale of loans	9,216	1,062	10,563	12,465
Other non-interest income	14,504	9,869	26,824	18,086
Non-interest expense	34,112	44,065	69,807	83,337
Income (loss) before income taxes	1,252	(75,095)	(10,902)	(140,232)
Income taxes	14	—	14	—
Net income (loss)	1,238	(75,095)	(10,916)	(140,232)
Loss attributable to non-controlling interest in real estate partnerships	—	85	—	—
Preferred stock dividends and discount accretion	(2,401)	(3,228)	(5,769)	(6,472)
Net loss available to common equity of Anchor BanCorp	(1,163)	(78,408)	(16,685)	(146,704)

Selected Financial Ratios (1):
Yield on earning assets	4.80%	4.62%	4.58%	4.71%
Cost of funds	2.24	3.00	2.33	2.89
Interest rate spread	2.56	1.62	2.25	1.82
Net interest margin	2.45	1.58	2.14	1.79
Return on average assets	0.13	(5.97)	(0.53)	(5.43)
Return on average equity	20.30	(242.30)	(85.63)	(172.74)
Average equity to average assets	0.63	2.46	0.62	3.14
Non-interest expense to average assets	3.51	3.50	3.42	3.23

Per Share:
Basic loss per common share	$(0.05)	$(3.71)	$(0.79)	$(6.94)
Diluted loss per common share	(0.05)	(3.71)	(0.79)	(6.94)
Dividends per common share	0.00	0.00	0.00	0.00
Book value per common share	(3.91)	(1.70)	(3.91)	(1.70)

	September 30,		Percent
	2010	2009	Change

Financial Condition:
Total assets	$3,803,853	$4,634,619	-17.9%
Loans receivable, net
Held for sale	28,744	28,904	(0.6)
Held for investment	2,839,217	3,506,464	(19.0)
Investment securities available for sale, at fair value	561,086	474,010	18.4
Investment securities held to maturity, at amortized cost	33	44	(25.0)
Deposits and accrued interest	3,027,735	3,739,997	(19.0)
Other borrowed funds	704,908	759,479	(7.2)
Stockholders’ equity	25,270	73,370	(65.6)
Allowance for loan losses	156,186	170,664	(8.5)
Non-performing assets	385,464	453,510	(15.0)
Quarterly net charge-offs	(20,051)	(29,691)	(32.5)

(1)	Annualized when appropriate.

ANCHOR BANCORP WISCONSIN INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)
	September 30,	March 31,
	2010	2010
	(In Thousands)
Assets
Cash and cash equivalents	$148,568	$512,162
Investment securities available for sale, at fair value	561,086	416,203
Investment securities held to maturity, at amortized cost	33	39
Loans receivable, net
Held for sale	28,744	19,484
Held for investment	2,839,217	3,229,580
Foreclosed properties and repossessed assets, net	60,222	55,436
Real estate held for development and sale	1,251	1,304
Office properties and equipment	31,124	43,558
Federal Home Loan Bank stock—at cost	54,829	54,829
Accrued interest and other assets	78,779	83,670

Total assets	$3,803,853	$4,416,265

Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing	$278,353	$285,374
Interest bearing deposits and accrued interest	2,749,382	3,267,388

Total deposits and accrued interest	3,027,735	3,552,762
Other borrowed funds	704,908	796,153
Other liabilities	45,940	37,237

Total liabilities	3,778,583	4,386,152

Preferred stock, $.10 par value, 5,000,000 shares authorized, 110,000 outstanding	85,312	81,596
Common stock, $.10 par value, 100,000,000 shares authorized, 25,363,339 shares issued	2,536	2,536
Additional paid-in capital	109,133	109,133
Retained earnings, (deficit) substantially restricted	(78,030)	(61,249)
Accumulated other comprehensive income (loss)	2,687	(5,399)
Treasury stock (3,680,035 and 3,677,414 shares, respectively), at cost	(90,834)	(90,975)
Deferred compensation obligation	(5,534)	(5,529)

Total stockholders’ equity	25,270	30,113

Total liabilities and stockholders’ equity	$3,803,853	$4,416,265

ANCHOR BANCORP WISCONSIN INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In Thousands - except per share amounts)

Interest income:
Loans	$40,149	$49,551	$80,830	$103,341
Investment securities and Federal Home Loan Bank stock	3,421	5,473	6,866	11,520
Interest-bearing deposits	126	361	376	630

Total interest income	43,696	55,385	88,072	115,491
Interest expense:
Deposits	13,240	23,040	29,055	47,173
Other borrowed funds	8,138	13,406	17,891	24,464

Total interest expense	21,378	36,446	46,946	71,637

Net interest income	22,318	18,939	41,126	43,854
Provision for credit losses	10,674	60,900	19,608	131,300

Net interest income (loss) after provision for credit losses	11,644	(41,961)	21,518	(87,446)
Non-interest income:
Net impairment losses recognized in earnings	(113)	(186)	(199)	(399)
Loan servicing income	339	669	1,492	487
Credit enhancement income	236	319	489	696
Service charges on deposits	3,165	4,146	6,918	7,975
Investment and insurance commissions	769	798	1,725	1,602
Net gain on sale of loans	9,216	1,062	10,563	12,465
Net gain on sale of investment securities	6,653	2,108	6,765	3,613
Net gain on sale of branches	2,318	—	7,248	—
Other revenue from real estate partnership operations	1	1,482	387	2,393
Other	1,136	533	1,999	1,719

Total non-interest income	23,720	10,931	37,387	30,551
Non-interest expense:
Compensation	9,578	14,099	21,403	28,449
Occupancy	2,017	2,647	4,384	5,060
Federal deposit insurance premiums	3,621	4,608	7,696	10,186
Furniture and equipment	1,741	2,092	3,503	4,142
Data processing	1,782	1,689	3,354	3,621
Marketing	410	642	717	1,015
Other expenses from real estate partnership operations	13	2,208	515	3,659
Foreclosed properties and repossessed assets—net expense	6,784	8,838	12,440	12,770
Foreclosure cost advance impairment	—	—	—	3,708
Mortgage servicing rights impairment (recovery)	1,272	(6)	1,462	(1,350)
Legal services	2,680	1,165	4,779	1,873
Other professional fees	315	1,549	2,109	2,161
Other	3,899	4,534	7,445	8,043

Total non-interest expense	34,112	44,065	69,807	83,337

Income (loss) before income taxes	1,252	(75,095)	(10,902)	(140,232)

Income taxes	14	—	14	—

Net income (loss)	1,238	(75,095)	(10,916)	(140,232)
Loss attributable to non-controlling interest in real estate partnerships	—	85	—	—
Preferred stock dividends and discount accretion	(2,401)	(3,228)	(5,769)	(6,472)

Net loss available to common equity of Anchor BanCorp	$(1,163)	$(78,408)	$(16,685)	$(146,704)

Loss per common share:
Basic	$(0.05)	$(3.71)	$(0.79)	$(6.94)
Diluted	(0.05)	(3.71)	(0.79)	(6.94)